Exhibit 12.1

Validus Holdings, Ltd.
Ratio of Earnings to Fixed Charges

(Expressed in thousands of
U.S. dollars, except share and per
share information)

	Six Months Ended June 30,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,	Year Ended December 31,
	2011(2)	2010	2009	2008	2007	2006

Earnings

Pre-tax (loss) income from continuing operations	$(63,968)	$405,690	$893,648	$63,899	$404,501	$183,097

Imputed interest on operating leases	227	601	715	562	657	39
2006 Junior Subordinated Deferrable Debentures	6,816	14,354	14,354	14,354	14,398	7,824
2007 Junior Subordinated Deferrable Debentures	6,057	12,114	12,732	14,704	8,938	—
2010 Senior Notes due 2040	11,194	20,770	—	—	—	—
Credit facilities	3,313	5,492	2,319	910	2,332	965
AlphaCat Re 2011 arrangement fees	2,304	––	––	––	––	––
AlphaCat Re 2011 other interest	615	––	––	––	––	––
Talbot FAL Facility	63	333	542	255	658	—
Talbot other interest	—	—	—	(186)	620	—
Talbot third party FAL facility	—	2,807	14,183	27,281	24,808	—

Fixed Charges	30,589	56,471	44,845	57,880	52,411	8,828

Earnings	(33,379)	462,161	938,493	121,779	456,912	191,925

Fixed Charges	30,589	56,471	44,845	57,880	52,411	8,828

Ratio of Earnings to Fixed Charges	––	8.18	20.93	2.10	8.72	21.74

Earnings

Pre-tax (loss) income from continuing operations	$(63,968)	$405,690	$893,648	$63,899	$404,501	$183,097

Imputed interest on operating leases	227	601	715	562	657	39
2006 Junior Subordinated Deferrable Debentures	6,816	14,354	14,354	14,354	14,398	7,824
2007 Junior Subordinated Deferrable Debentures	6,057	12,114	12,732	14,704	8,938	—
2010 Senior Notes due 2040	11,194	20,770	—	—	—	—
Credit facilities	3,313	5,492	2,319	910	2,332	965
AlphaCat Re 2011 arrangement fees	2,304	––	––	––	––	––
AlphaCat Re 2011 other interest	615	––	––	––	––	––
Talbot other interest	—	—	—	(186)	620	—

Fixed Charges Excluding FAL Costs (1)	30,526	53,331	30,120	30,344	26,945	8,828

Earnings	(33,442)	459,021	923,768	94,243	431,446	191,925

Fixed Charges Excluding FAL Costs (1)	30,526	53,331	30,120	30,344	26,945	8,828

Ratio of Earnings to Fixed Charges Excluding FAL Costs (1)	––	8.61	30.67	3.11	16.01	21.74

(1)          FAL Costs represent both fixed and variable costs paid for financing Validus’ operations at Lloyd’s. The ratio of earnings to fixed charges excluding FAL Costs demonstrates the degree to which the ratio changes if FAL Costs are treated as variable rather than fixed costs.

(2)          Earnings were inadequate to cover fixed charges. $63,968 represents the amount of the coverage deficiency.